Exhibit 10.1

THIS SECURED CONVERTIBLE PROMISSORY NOTE is issued on March 13, 2023 (the “Issue Date”),

BY

(1)	AGEX THERAPEUTICS, INC., a company incorporated in Delaware with its primary address at 1101 Marina Village Parkway, Suite 201, Alameda, CA 94501 (the “Borrower”);

TO AND IN FAVOR OF

(2)	JUVENESCENCE LIMITED, a company incorporated in the Isle of Man with company number 018008V and its registered office at 1st Floor Viking House, St Pauls Square, Ramsey, Isle of Man, IM8 1GB (the “Lender”), each a “party” and together the “parties”.

The Borrower has issued this Secured Convertible Promissory Note (this “Note”) to evidence the Loan (as defined below), and promises to pay and perform the Loan and this Note on the terms and conditions set forth herein, and the Lender has agreed to accept this Note and to provide a secured convertible loan to the Borrower, not exceeding the aggregate principal amount of $10,000,000 (ten million dollars) on the terms and conditions set out in this Note.

1	Interpretation

1.1	Definitions used in this Note include the following defined terms.

“19.9% Cap” means 19.9% of the number of Shares outstanding on the Issue Date.

“50% Cap” means one share less than 50% of the total outstanding shares of the Borrower as of the date on which the 50% Cap is determined.

“Address for Service” means the address shown in Section 16.2 or such other address as the Borrower may from time to time designate by written notice to the Lender.

“Adjusted Market Price” means product of the Market Price multiplied by 0.85. “Advance” means the funds loaned to Borrower through the Drawdown.

“Applicable Exchange” means NYSE American stock exchange or any other national stock exchange on which the Shares are listed.

“Budget” means initially the 52-week budget commencing on January 1, 2023 and delivered to, and accepted by, Lender on or prior to the date hereof, and thereafter the 52- week forward looking budget of the Borrower, which is approved by the Lender in its sole discretion from time to time, which after the initial budget shall include actual expenditures for the preceding 52-week period then ended (or until January 1, 2023, if shorter) and a variance analysis for such period of actual expenditures versus forecasted cash expenditure included in the most recent Budget covering any portion of such period.

“Business Day” means a day other than (i) a Saturday or Sunday or (ii) public holiday in London or New York on which banks are closed or are permitted to be closed open for general business.

“Collateral” means all property of the Borrower described as “Collateral” in the Security Agreement, together with all other property that now or hereafter secures (or is intended to secure) obligations of the Borrower under this Note and the other Loan Documents.

“Commitment” means $10,000,000.

“Conversion Date” means, in the event that the Borrower elects the conversion option described in Section 7, the date of consummation of a Qualified Offering.

“Conversion Notice” has the meaning set out in Section 8.2 below.

“Default” means and is a reference to any Event of Default or any condition, event or occurrence that with the passing of time, the giving of notice or both will be an Event of Default, including without limitation any misrepresentation or breach under this Note that remains uncured beyond any cure period provided in Section 13.1.

Drawdown” means the borrowing of the Advance in the amount of the Drawdown Amount.

“Drawdown Amount” means $10,000,000.

“Drawdown Market Price” with respect to the Advance means the Market Price of the Shares as of the date of the Drawdown Notice.

“Drawdown Notice” means a request for an Advance substantially in the form set out in Schedule part 1 (Form of Drawdown Notice) of this Note;

“Event of Default” means any one of the events mentioned in Section 13 (Events of Default) of this Note.

“Indebtedness” includes any obligation for the payment or repayment of money borrowed (whether borrowed by the Borrower or as to which the Borrower is a surety or guarantor of payment or is secured by a Lien on any property of the Borrower), including any advance and any obligation evidenced by a note or similar instrument and any capital lease (as defined under GAAP other than any lease of any real property), and any guaranty of any obligation for the payment or repayment of money borrowed, but excluding trade payables and similar obligations arising in the ordinary course of business.

“Investment” means (i) any purchase or other acquisition by the Borrower of, or of a beneficial interest in, any equity interests or Indebtedness of any other person and (ii) any loan (including guarantees) or advance constituting Indebtedness of such other person (other than accounts receivable, credit card and debit card receivables, trade credit, advances to customers, advances to officers, directors, members of management and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case, in the ordinary course of business) or capital contribution by the Borrower to any other person. For the avoidance of doubt, permitting a Subsidiary to utilize the premises and services of the Borrower on a cost or cost plus basis shall not constitute an Investment.

“IP Security Agreements” means, collectively, each (i) Notice of Grant of Security Interest in Copyrights, (ii) Notice of Grant of Security Interest in Trademarks and/or (iii) Notice of Grant of Security Interest in Patents executed and delivered from time to time by Borrower in accordance with the terms of the Security Agreement.

“Investment Representations Schedule” means the representations and warranties made by the Lender in Part A and the Borrower in Part B of Schedule 2 (Investment Representations) of this Note.

“Loan” means, the Advance made by the Lender under this Note.

“Loan Documents” means, collectively, this Note, the Security Agreement, the IP Security Agreements and each other document, instrument or agreement now or hereafter delivered by an Obligor or other person to the Lender in connection with the transactions contemplated by this Note.

“Mandatory Prepayment Trigger Event” has the meaning ascribed in Section 12.5.

“Market Price” means the last closing price of the Borrower’s shares on the NYSE American stock exchange (or other national securities exchange on which the Borrower’s shares may be listed) preceding the delivery of the relevant Drawdown Notice or Conversion Notice, as applicable; provided, that if the Borrower’s shares are not listed on any such securities exchange, the “Market Price” shall mean (a) the closing sales price of the Borrower’s shares on such day as quoted on the OTC Markets Group, Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink (collectively the “Pink OTC Markets”), or similar quotation system or association; or (b) if there have been no sales of the Borrower’s shares on the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Borrower’s shares quoted on the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive trading days ending on the trading day immediately prior to the day as of which “Market Price” is being determined; provided, further, that if at any time the Borrower’s shares are not listed on any domestic securities exchange or quoted on the Pink OTC Markets or similar quotation system or association, the “Market Price” of the Borrower’s shares shall be the fair market value per share as determined jointly by the Borrower’s Board of Directors and the Lender.

“Outstanding Amount” means, at any time, the outstanding and unpaid amount of the Loan including any unpaid Origination Fee and any amounts payable in cash under this Note and unpaid.

“Permitted Reverse Investment” means the assignment to Reverse of the Specified Assets.

“Permitted Uses” has the meaning set out in Section 12.5 below.

“Qualified Merger” has the meaning ascribed in the Serina CLN.

“Qualified Offering – Type 1” means the sale of Shares (or Units as contemplated by Section 7.3) to investors in a bona fide investment transaction or series of related transactions in which the aggregate gross proceeds to the Borrower of the Shares (or Units) sold in such offering after the Issue Date, before deduction of, as applicable, underwriting discounts and commissions, placement agent fees and offering expenses, is not less than $10,000,000 and less than $25,000,000 (in connection with a series of related transactions, such as sales of Shares (or Units) in an at-the-market offering pursuant to a single registration statement under the Securities Act, the Qualified Offering shall be deemed to have occurred at the first sale or closing that occurs where aggregate proceeds equal or exceed $10,000,000).

“Qualified Offering – Type 2” means the sale of Shares (or Units as contemplated by Section 7.3) to investors in a bona fide investment transaction or series of related transactions in which the aggregate gross proceeds to the Borrower of the Shares (or Units) sold in such offering after the Issue Date, before deduction of, as applicable, underwriting discounts and commissions, placement agent fees and offering expenses, is not less than $25,000,000 (in connection with a series of related transactions, such as sales of Shares (or Units) in an at-the-market offering pursuant to a single registration statement under the Securities Act, the Qualified Offering shall be deemed to have occurred at the first sale or closing that occurs where aggregate proceeds equal or exceed $25,000,000).

“Qualified Offering” means a Qualified Offering – Type 1 or Qualified Offering –Type 2.

“Repayment Date” means the day falling on the third anniversary of the Issue Date, or, if such day is not a Business Day, the next Business Day, unless the Loan has been accelerated as contemplated by Section 13.2, in which case such date.

“Reverse” means Reverse Bioengineering Inc., a Delaware corporation.

“Reverse Financing Condition” means the consummation by Reverse of debt or equity financing with net cash proceeds in excess of $15,000,000 on or before 14 May 2023.

“Security Agreement” means the Security and Pledge Agreement, dated as of February 14, 2022, by and among the Borrower and the Lender, together with all schedules and exhibits thereto, and without limiting Section 1.2(a) below, as amended, supplemented and modified from time to time.

“Security Agreements” means the Security Agreement and the IP Security Agreements.

“Serina” means Serina Therapeutics, Inc., an Alabama corporation.

“Serina CLN” means the Secured Convertible Promissory Note in the principal amount of $10,000,000 payable issued by Serina to Borrower in the form attached hereto as Exhibit A or in form and substance otherwise acceptable to the Lender.

“Shares” means shares of common stock, par value $0.0001 per share, of the Borrower.

“Sharia” means the principles and standards of the Islamic Sharia (where applicable), issued by the Accounting and Auditing Organization for Islamic Financial Institutions as of February 14, 2022.

“Sharia Supervisor” means an Islamic finance scholar who is a member of a recognized Islamic commercial bank’s Sharia supervisory committee or board.

“Specified Assets” means the intellectual property and other assets of the Borrower set forth on Schedule 3 hereto, as may be updated from time to time by the Borrower with the written consent of the Lender, in its sole discretion.

“Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, company, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of the members of the governing body or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned or controlled by the parent and/or one or more subsidiaries of the parent.

“Tax” includes any form of taxation, levy, duty, charge, contribution, withholding (including backup withholding) or impost of whatever nature (including any applicable fine, penalty, or surcharge).

“Term” means the period commencing the Issue Date and expiring on the Repayment Date.

“Termination Notice” means a notice from the Lender to the Borrower given pursuant to Section 13.2 terminating this Note and the Loan.

“Units” means units consisting of Shares together with warrants or any other security convertible into Shares, sold in a Qualified Offering.

“VAT” means value added tax as provided for in the Value Added Tax Act 1996 and any other tax of a similar nature.

1.2	References in this Note to:

(a) any document is deemed to include a reference to such document, including any of its schedules, annexes or exhibits, in each case, as amended, novated, supplemented, substituted or replaced from time to time;

 (b) any person includes its respective successors, assigns and transferees;

(c) a provision of a statute is, unless otherwise indicated, deemed to include a reference to such provision as amended, modified or re-enacted from time to time;

(d) a time of day is the time in New York City on the specified date;

(e) the singular, where the context so admits, is deemed to include the plural and vice versa; and

(f) a “person” is deemed to include a reference to a company, partnership, unincorporated body and any other entity and vice versa.

1.3	Titles – Section headings shall not affect the meaning of that or any other provision.

2	The Loan

2.1	Subject to the terms and conditions of this Note, the Lender has agreed to make the Loan available to the Borrower; provided that the Loan amount shall not exceed the Commitment.

2.2	The Advance will be used by the Borrower solely to finance the purchase of the Serina CLN pursuant to the terms of the Convertible Note Purchase Agreement, dated as of the date hereof, between the Borrower and Serina (the “Serina CLN Purchase Agreement”), which will be in the form attached hereto as Exhibit B or in form and substance acceptable to the Lender..

3	Drawings

3.1	Mechanics for Drawdown – Provided the conditions set forth in Section 10 have been met by the Borrower, then on the execution of this Note by the Parties,

(a)	the Borrower shall submit to the Lender a duly completed Drawdown Notice in respect of the Drawdown in the amount of $10,000,000;

(b)	on receipt of the Drawdown Notice at paragraph (a) above, the Lender shall make the Advance to the Borrower.

3.2	[Reserved]

3.3	Disbursement – Subject to the terms herein, the Lender shall make the Advance available to the Borrower by payment to the account of the Borrower specified in writing in the relevant Drawdown Notice.

4	Draw-Down Shares and Interest

4.1	Interest Rate –No interest shall be charged on any sums outstanding under the Loan whatsoever as the Borrower hereby recognizes and agrees that the principle of the payment of interest is not permitted by Sharia and accordingly to the extent that any legal system would (but for the provisions of this Section) impose (whether by contract or by statute) any obligation to pay interest, the Borrower hereby irrevocably and unconditionally expressly waives and rejects any entitlement to recover interest from each other.

4.2	The Borrower recognizes that the receipt and payment of interest is prohibited under Sharia and accordingly agree that if any claims for amounts due under this Note are made in a court of law and that court imposes an obligation to pay interest on the amounts being claimed, the Borrower hereby irrevocably and unconditionally expressly waives and rejects any entitlement to recover such interest and to the extent any amounts of interest are received by the Lender, it will pay such amounts received to a charity designated by an agreed and recognized Sharia Supervisor.

4.3	Notwithstanding anything to the contrary in this Section 4, the Borrower shall pay to the Lender an origination fee consisting of (i) 3.50% of the aggregate principal amount of the Advance, which amount shall accrue on the principal amount of the Advance at the making of the Advance and be fully earned at such time plus (ii) 3.50% of the aggregate principal amount of the Advance, which amount shall accrue and be fully earned on the earliest of (A) the date falling six calendar months after the date of this Note, (B) the date on which the Note is converted in accordance with Section 7 or Section 8 below, (C) the date on which the Note is repaid (or required to be repaid) in accordance with Section 6 and (D) the date on the Loan has been accelerated as contemplated by Section 13.2 (collectively, the “Origination Fee”). The Origination Fee shall be payable on the earliest to occur of (i) conversion pursuant to Section 7 or Section 8, (ii) upon repayment of the Loan in whole or in part (provided that the Origination Fee shall be pro rated for the amount of any partial repayment) and (iii) the acceleration of the Loan pursuant to Section 13.2. If the Origination Fee becomes payable as a result of a conversion pursuant to Section 7 or Section 8, the Lender shall have the right to elect, in its sole discretion, to accept such Origination Fee in cash or Shares, and if the Lender elects for the Origination Fee to be paid in Shares, the amount of such Origination Fee shall be added to the principal amount of the Loan outstanding for calculating the total number of Shares issuable to the Lender pursuant to Section 7 or Section 8. For the avoidance of doubt, any portion of the Origination Fee not paid prior to the Repayment Date shall be paid by the Borrower to the Lender in full on the Repayment Date. Notwithstanding anything to the contrary in this Section 4.3 or elsewhere in this Note, in the event that any amount of the Loan is repaid with Specified Proceeds as a result of any Mandatory Prepayment Trigger Event, the Origination Fee with respect to the portion of the Loan so repaid, if not earned, due and payable prior to such Mandatory Prepayment Trigger Event, shall be, and be deemed to be, earned on and as of the occurrence of such Mandatory Prepayment Trigger Event and shall be due and payable on the date of the prepayment of the Loan with the Specified Proceeds in accordance with Section 6.2.

5	Representations and Warranties

5.1	On the Issue Date, the Lender makes the representations and warranties as set out in Part A of Schedule 2 and the Borrower makes the representations and warranties as set out in Part B of Schedule 2. The Borrower agrees and acknowledges that the Lender has accepted this Note and made the Commitment in reliance on the representations and warranties made by them respectively in Schedule 2.

5.2	The representations and warranties shall be made by the Parties on execution of this Note and shall be deemed made by the Borrower on and as of the date of the Drawdown Request, the proposed draw date for the Advance and the date on which the Advance is made by the Lender. The Borrower agrees and acknowledges that the Lender has accepted the Drawdown Request and made the Advance in reliance on the representations and warranties made by the Borrower in Schedule 2.

6	Repayment

6.1	The Borrower shall repay the Loan to the Lender, in whole or in part, on the earliest of:

(a)	at the Borrower’s election upon at least seven Business Days’ prior written notice, any Business Day occurring on or before the Repayment Date;

(b)	the date required pursuant to Section 18.4 or Section 13.2; and

(c)	on the Repayment Date.

In each case, amounts repaid may not be reborrowed under this Note.

6.2	In the event that a Mandatory Prepayment Trigger Event occurs, the Borrower shall, within three (3) Business Days of such Mandatory Prepayment Trigger Event, prepay the existing Indebtedness of the Borrower, in direct order of maturity (with the Indebtedness of the Borrower with the earliest maturity date prepaid first, then the Indebtedness of the Borrower with the next earliest maturity date, and so forth until the Indebtedness of the Borrower with the latest maturity date), in the amount of the aggregate Specified Proceeds (other than amounts used for Permitted Uses or designated by the Borrower for use for Permitted Uses and actually used for such Permitted Uses within 180 days) received in connection with such Mandatory Prepayment Trigger Event and, if applicable, any origination fee payable therewith including, in the case of a prepayment of this Note, the Origination Fee in accordance with Section 4.3.

7	Borrower Conversion

7.1	At the Borrower’s election, in lieu of repayment, the Outstanding Amount may be converted, in whole but not in part, into a number of fully paid and non-assessable Shares, subject to and determined as provided in Section 7.3 below, as of the date of, and in all cases subject to the consummation of, a Qualified Offering provided, that no Event of Default shall at the time exist and be continuing.

7.2	In order to elect to convert the Outstanding Amount into Shares in connection with a Qualified Offering in accordance with this Section 7, the Borrower shall give Lender notice of such election not less than five (5) Business Days prior to the anticipated Conversion Date, specifying the anticipated Conversion Date, the anticipated aggregate proceeds to the Borrower and the other anticipated terms of the Qualified Offering.

7.3	With respect to a Qualified Offering – Type 1, the number of Shares or Units issuable upon conversion of the Outstanding Amount shall be the quotient of (x) the Outstanding Amount, divided by (y) the lowest price per Share or Unit paid by investors for Shares or Units in the Qualified Offering before deducting underwriting commissions and discounts, placement agent commissions and fees, and other expenses of the Qualified Offering. With respect to a Qualified Offering – Type 2, the number of Shares or Units issuable upon conversion of the Outstanding Amount shall be the quotient of (x) the Outstanding Amount, divided by (y) the Adjusted Market Price. In lieu of any fractional Share or Unit to which the Lender would otherwise be entitled, the Borrower shall pay cash equal to the product of such fraction multiplied by the price of such Share or Unit in the Qualified Offering.

7.4	[Reserved]

7.5	If under the rules of the Applicable Exchange, approval by the stockholders of Borrower would be required in connection with the issuance of Shares or Units upon any conversion under this Section 7, then unless and until such stockholder approval has been obtained, (a) the maximum amount of the Advance that may be converted into Shares or Units (including Shares issued separately or as a part of a Unit) at a Borrower Conversion Price lower than the Drawdown Market Price applicable to the Advance being converted shall be an amount entitling Lender to receive a number of Shares that, when added to any Shares (including Shares that are part of a Unit) issued to Lender in the Qualified Offering or that are otherwise deemed by the Applicable Exchange to be issued to Lender connection with the consummation of the Qualified Offering, would equal the 19.9% Cap, and (b) the maximum amount of the Outstanding Amount that may be converted into Shares or Units shall be an amount entitling Lender to receive a number of Shares (including Shares that are part of a Unit) that, when added to other Shares owned by Lender immediately prior to such Qualified Offering and added to any Shares (including Shares that are part of a Unit) issued to Lender in the Qualified Offering and any Shares issued to Lender upon the exercise of warrants in connection with the conversion or in connection with the Qualified Offering, would equal the 50% Cap. To the extent any Outstanding Amount cannot be so converted as a result of the 19.9% Cap or the 50% Cap such amount shall remain outstanding as loan funds in accordance with the terms of this Note.

8	Lender Conversion

8.1	At any time after the date which is ninety (90) days following the earlier of (i) the occurrence of a Qualified Merger and (ii) March 13, 2024, while funds under this Note remain outstanding, at the Lender’s election, in lieu of repayment, the Outstanding Amount (or any part thereof) may be converted into a number of fully paid and non-assessable Shares of the Borrower. The conversion price shall be equal to the Market Price on the date prior to the date the Lender delivers a Conversion Notice in accordance with Section 8.2 below; provided that from and after the consummation of a Qualified Offering – Type 2 the conversion price shall be the Adjusted Market Price on the date of consummation of such Qualified Offering – Type 2.

8.2	In order to elect to convert some or all of the Outstanding Amount into Shares the Lender shall give to the Borrower a notice of such election (a “Conversion Notice”) specifying a date which is not less than five (5) Business Days following on which the amount of the Outstanding Commitment to be converted (as notified in the Conversion Notice) shall be converted to new Shares. The number of Shares issued by the Borrower shall be rounded down to the nearest whole number of shares (i.e. no fractional shares shall be issued by the Borrower).

8.3	If under the rules of the Applicable Exchange approval by the stockholders of Borrower would be required in connection with the issuance of Shares upon any conversion under this Section 8, then unless and until such stockholder approval has been obtained, (a) at any time the conversion price as calculated in accordance with Section 8.1 would be less than the Drawdown Market Price applicable to the Drawdown Amount being converted, the maximum amount of the Drawdown Amount that may be converted into Shares shall be the amount entitling Lender to receive a number of Shares that, when added to any Shares previously or contemporaneously issued to Lender upon a conversion subject to the restrictions of this Section 8.3(a), would equal the 19.9% Cap, and (b) the maximum amount of the Outstanding Amount that may be converted into Shares shall be subject to the 50% Cap. To the extent any Outstanding Amount cannot be so converted as a result of the 19.9% Cap or the 50% Cap such funds shall remain outstanding as loan funds in accordance with the terms of this Note.

9	Tax

9.1	Withholdings – If at any time the Borrower is required by law to make any deduction or withholding from any payment due from the Borrower to the Lender, the Borrower shall simultaneously pay to the Lender whatever additional amount is necessary to ensure that the Lender receives a net sum equal to the payment it would have received had no deduction or withholding been made. If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder, the Lender shall deliver to the Borrower such properly completed and executed documentation prescribed by law as will permit such payments to be made without withholding or at a reduced rate of withholding.

9.2	The Borrower shall also promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

10	Documentary Conditions Precedent to Drawdown

10.1	This Note shall not become effective until the date on which each of the following conditions are satisfied (or waived by the Lender):

(a)	[Reserved]

(b)	Counterparts of this Note. The Lender shall have received counterparts of this Note duly executed by the Borrower and the Lender.

(c)	No Default or Event of Default shall have occurred and be continuing.

(d)	Other Documents. The Lender shall have received such other documents as the Lender shall have reasonably requested from the Borrower including, without limitation:

(i)	a secretary certificate of the Borrower with copies of Borrower’s Certificate of Incorporation, as amended, Bylaws, and authorizing resolutions of the Board of Directors and applicable committees thereof of the approving Borrower’s entry into and performance of its obligations under this Note;

(ii)	a certificate from the Secretary of State of Delaware and each other state in which Borrower is qualified to do business confirming that Borrower is a corporation in good standing in such state; and

(iii)	a certificate of a senior officer of the Borrower certifying to the accuracy of the condition set forth in Sections 10.1(b) and (d).

(e)	the representations and warranties as set out in Part B of Schedule 2 made by the Borrower shall be true and correct in all material respects on and as of the Restatement Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that any such representation and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects after giving effect to such qualification) and a senior officer of the Borrower shall have certified as to the same.

(f)	[Reserved].

(g)	Lien and Intellectual Property Searches. The Lender shall have received lien searches and intellectual property searches on the Borrower and its Subsidiaries whose results are satisfactory to the Lender.

(h)	Security Agreement Ratification and Amendment. The Lender shall have received an amendment and ratification of the Security Agreement in the form of Exhibit C to this Note, dated as of the Issuance Date, duly executed by the Borrower and the Lender.

(i)	Perfection. The Borrower shall have provided (or in the case of clause (i) hereof, substantially simultaneously with the funding of the Advance, shall provide) to the Lender (i) an indorsement in blank, together with the original Serina CLN, (ii) a collateral assignment of the Serina CLN Purchase Agreement and agreements executed by the Borrower in connection therewith and (iii) any IP Security Agreements in the forms attached as exhibits to the Security Agreement with respect to any intellectual property of the Borrower not otherwise subject to an IP Security Agreement, and shall, on or prior to the Issuance Date, file such IP Security Agreements with the United States Patent and Trademark Office.

(j)	[Reserved].

(k)	Serina CLN. The Borrower shall provide to the Lender, contemporaneously with the funding of the Note, evidence that the proceeds of this Note have been paid to consummate the Borrower’s purchase of the Serina CLN, together with a true and correct copy of the Serina CLN Purchase Agreement and the original Serina CLN, together with a an indorsement in blank and such other documentation as the Lender shall reasonably require in connection with perfecting Lender’s security interest in the Serina Note and the Serina CLN Purchase Agreement.

11	Omitted

12	Covenants of the Borrower

12.1	At all times while the Loan is outstanding, the Borrower covenants that it shall not (without the prior written consent of the Lender), and shall not permit its Subsidiaries to, borrow or commit to borrow any funds (or otherwise incur any Indebtedness), grant or create or attempt to create or permit or suffer to subsist any mortgage, security interest, guarantee, charge, lien (other than (i) a lien arising in the ordinary course of business by operation of law, (ii) capital leases, to the extent included in a Budget prior to the incurrence thereof or consented to in writing by the Lender prior to the incurrence thereof, and (iii) purchase money Indebtedness interests for newly acquired equipment, to the extent included in a Budget prior to the incurrence thereof or consented to in writing by the Lender prior to the incurrence thereof and provided that any lien securing such purchase money indebtedness is granted within 90 days of the incurrence thereof and does not encumber or otherwise extend to any property of the Borrower other than the property acquires with such purchase money indebtedness) or other encumbrance, trust agreement, declaration of trust, or trust arising by operation of law over or in respect of its or its assets (including, without limitation, the Collateral and any other assets covered by the Security Agreements), unless and until the Outstanding Amount and all amounts owed to the Lender (as a lender) pursuant to the Loan Documents have been repaid in full by or on behalf of the Borrower. For the avoidance of doubt, the Borrower shall only be entitled to apply for and draw- down, and permit its Subsidiaries to apply for and draw down, Government backed debt or other financial support (available as a result of the Covid-19 pandemic), including but not limited to funding available under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) signed into law March 27, 2020, with the prior written consent of the Lender, and grants (whether or not subject to repayment or revenue sharing obligations) from federal, state or local governments, agencies, or instrumentalities (including but not limited to the National Institutes of Health and the California Institute for Regenerative Medicine); provided that, to the extent such grants include a repayment or revenue sharing obligation, such grant has been included in a Budget prior to entry into a binding agreement or application requiring repayment or revenue sharing or has been consented to in writing by the Lender. Notwithstanding the foregoing, (i) Reverse shall be permitted to enter into Indebtedness consisting of a convertible note financing so long as such Indebtedness is not guaranteed by any other Subsidiary of the Borrower or by the Borrower or secured on any assets of another Subsidiary of the Borrower or the Borrower and (ii) this Section 12.3 shall not restrict any incurrence of Indebtedness or liens by Reverse on or after the date that Reverse satisfies the Reverse Financing Condition.

12.2	Promptly, and in any event within one (1) Business Day of the execution thereof, the Borrower covenants to furnish the Lender with (i) notice of the execution of the Serina CLN Purchase Agreement, the Serina CLN and in each case, any amendments thereof, attaching final executed copies of such documents and (ii) notice of the execution of any other material documents related to the Serina CLN Purchase Agreement and the Serina CLN entered into by the Borrower, attaching final executed copies of such documents.

12.3	On or prior to the date of any “at-the-market” issuance of capital stock of the Borrower (but not more than three (3) Business Days prior), the Borrower shall certify to the Lender either (i) that the Borrower shall use all of such net cash proceeds (after deducting the reasonable and documented fees and commissions of the sales agent or broker and any other customary, reasonable and documented transaction expenses (“Specified Proceeds”) solely for the purpose of the Borrower’s research and development work (including through third-party contractors), professional and administrative expenses, and for general working capital only (in accordance with a Budget) (“Permitted Uses”) and thereafter actually use such Specified Proceeds solely for Permitted Uses or (ii) that the Borrower elects to apply all or a portion such Specified Proceeds as required by Section 6.2 (an election under this clause (ii), a “Mandatory Prepayment Trigger Event”).

12.4	The Borrower shall not make any Investment in any other person (including, for avoidance of doubt, any subsidiary of the Borrower) without the prior written consent of the Lender in its sole discretion, other than (a) the Permitted Reverse Investment, (b) the Serina CLN pursuant to the terms of the Serina CLN Purchase Agreement, (c) the Qualified Merger (as defined in the Serina CLN Purchase Agreement), provided that the Borrower has provided at least 10 Business Days’ (or such shorter period as the Lender may agree in its sole discretion) prior written notice of terms and conditions thereof and such terms and conditions shall be acceptable to the Lender, (d) shares of Serina capital stock pursuant to a conversion of the Serina CLN, and (e) as otherwise as specified in a Budget or approved in writing by the Lender in its sole discretion. In connection with any proposed Investment, the Borrower shall provide the Lender with a detailed accounting of the amount and purpose of such Investment and any consent given by the Lender shall only apply to the Investment if so used.

12.5	The Borrower, as promptly as reasonably practical, and in any event no later than December 31, 2023, shall submit to its stockholders, and recommend that its stockholders approve (which may be by written consent), in accordance with the Borrower’s organizational documents and the rules of the Applicable Exchange, resolutions to cause the 50% Cap and the 19.9% Cap to be lifted entirely with respect to the obligations under this Note and to take any and all actions necessary or advisable and as required under and in compliance with Borrower’s Certificate of Incorporation and Bylaws, applicable laws, and the rules of the Applicable Exchange, including at the request of the Lender, in furtherance thereof.

13	Events of Default

13.1	Events – Each of the following is an Event of Default:

(a)	Payment – the Borrower (i) fails to pay any principal amount payable by it in the manner and at the time provided under and in accordance with this Note or (ii) fails to pay any other amount payable by it in the manner and at the time provided under and in accordance with this Note or any other Loan Document and the failure in this clause (ii) is not remedied within three (3) Business Days following the date the payment was to be made;

(b)	Obligations – if the Borrower fails to perform any of its covenants or obligations or fail to satisfy any of the conditions under this Note or any other Loan Document and, such failure (if capable of remedy) remains unremedied to the satisfaction of the Lender (in its sole discretion) for ten (10) Business Days after the earlier of (i) notice requiring its remedy has been given by the Lender to the Borrower and (ii) actual knowledge of the failure by senior officers of the Borrower;

(c)	Other Indebtedness – if any Indebtedness of Borrower or any of its Subsidiaries in excess of $100,000 becomes due and payable, or a breach or other circumstance arises thereunder such that the applicable lender is entitled to declare such Indebtedness due and payable, prior to its due date, or any Indebtedness of Borrower in excess of $25,000 is not paid on its due date;

(d)	Carrying on Business – if Borrower or any of its Subsidiaries stops payment of its debts generally or ceases or threatens to cease to carry on its business or is unable to pay its debts as they fall due or is deemed by a court of competent jurisdiction to be unable to pay its debts as they fall due, or enters into any arrangements with its creditors generally;

(e)	Insolvency – if (i) an involuntary proceeding (other than a proceeding instituted by Lender or an affiliate of Lender) shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of Borrower or any of its Subsidiaries, or of all or a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) an involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower (or any such Subsidiary) or for a substantial part of its assets occurs (other than in a proceeding instituted by Lender or an affiliate of Lender), and, in any such case, such proceeding shall continue undismissed and unstayed for sixty (60) consecutive days without having been dismissed, bonded or discharged or an order of relief is entered in any such proceeding;

(f)	Illegality – if it becomes unlawful for the Borrower to perform all or any of its obligations under this Note or any authorisation, approval, consent, license, exemption, filing, registration or other requirement of any governmental, judicial or public body or authority necessary to enable the Borrower to comply with its obligations under this Note or to carry on its business is not obtained or, having been obtained, is modified in a manner that precludes the Borrower or its Subsidiaries from conducting their business in any material respect, or is revoked, suspended, withdrawn or withheld or fails to remain in full force and effect;

(g)	Expropriation – the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against all or any material part of the property or assets of the Borrower or any of its Subsidiaries if such process is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy;

(h)	Court Action – if any injunction, order, judgment or decision of any court is entered or issued which, in the opinion of the Lender, materially and adversely affects, or is reasonably likely so to affect, the ability of the Borrower or any of its Subsidiaries to carry on its business or to pay amounts owed to Lender under this Note; and

(i)	Transfer of Assets – if Borrower, whether in a single transaction or a series of related transactions, sells, leases, licenses, consigns, transfers or otherwise disposes of any material portion of its assets (it being understood that any such disposition with respect to any asset or assets with a fair value of at least $250,000 is material), other than (i) Investments permitted pursuant to Section 12.6, (ii) sales, transfers and dispositions of inventory in the ordinary course of business, (iii) any termination of a lease of real or personal property that is not necessary in the ordinary course of the Borrower’s business, could not reasonably be expected to have a material adverse effect and does not result from Borrower’s default, and (iv) any sale, lease, license, consignment, transfer or other disposition of assets that are no longer necessary in the ordinary course of business or which has been approved in writing by the Lender.

(j)	Failure of Security – any of the following shall occur: (i) the security and/or liens created by the Security Agreement or any other Loan Document shall at any time cease to constitute valid and perfected security and/or liens on any material portion of the Collateral intended to be covered thereby; (ii) except for expiration in accordance with its terms, the Security Agreement or any other Loan Document pursuant to which a lien is granted by Borrower in favor of the Lender shall for whatever reason be terminated or shall cease to be in full force and effect; (iii) the enforceability of the Security Agreement or any other Loan Document pursuant to which a lien is granted by Borrower in favor of the Lender shall be contested by or on behalf of Borrower or any of its Subsidiaries thereto, (iv) Borrower shall assert that its obligations under this Note or any other Loan Document shall be invalid or unenforceable, or (v) a loss, theft, damage or destruction occurs with respect to a material portion of the Collateral.

(k)	Financial Condition – if there is any change in the financial condition of the Borrower and its Subsidiaries which, in the opinion of the Lender, materially and adversely affects, or is reasonably likely so to affect, the ability of the Borrower to perform any of its obligations under this Note.

(l)	Misrepresentation – if any representation, warranty or statement made, repeated or deemed made or repeated by the Borrower in this Note, or pursuant to the Loan Documents, is incomplete, untrue, incorrect or misleading in any material respect when made, repeated or deemed made.

13.2	Remedies – If an Event of Default has occurred and is continuing, the Lender may do all or any of the following:

(a)	by notice to the Borrower, declare the Outstanding Amount and all accrued fees and other sums owed by the Borrower under or in connection with this Note to be immediately due and payable and the same will become so due and payable;

(b)	by notice to the Borrower (a “Termination Notice”), declare the outstanding balance of the Commitment to be immediately reduced to zero effective as of the date of such notice, and the same will be so reduced;

(c)	exercise any remedies available to the Lender under the Security Agreement, the other Loan Documents, and/or applicable law;

(d)	revoke in writing any consent to funding any Advance made as contemplated under Section 3.2, and upon such written revocation the Lender shall have no obligation to fund any such Advance; and

(e)	exercise all of the rights and remedies of a secured creditor under the New York Uniform Commercial Code.

Notwithstanding the foregoing, if an Event of Default as contemplated under Section 13.1(e) shall occur, (i) the Outstanding Amount and all accrued fees and other sums owed by the Borrower under or connection with this Note shall be immediately due and payable without notice or other action on the part of the Lender or any other person and (ii) the Commitment automatically shall reduce to zero and the Lender shall have no obligation to fund any Advance.

14	Liability

14.1	General Costs – Subject to Section 18.1, the Borrower will from time to time on demand reimburse the Lender for all costs and expenses (including legal fees and disbursements) and any VAT chargeable on them incurred in the preservation, enforcement and collection of this Note and the other Loan Documents, including without limitation, the Security Agreement.

14.2	Stamp duties – The Borrower will pay on demand all stamp and other duties and Taxes, if any, to which this Note may be subject or give rise and indemnify the Lender on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Borrower to pay any such duties or Taxes.

14.3	Liability – Without duplication of and subject to the limitations set forth under the expense reimbursement obligations pursuant to Section 14.1 above, the Borrower shall indemnify the Lender and any affiliates thereof (each such person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, out- of-pocket costs, actual liabilities and related expenses, excluding in any event lost profits arising out of, in connection with, or as a result of the execution, enforcement or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the use of proceeds of the Advances or any other transactions contemplated hereby. To the extent permitted by applicable law, the Borrower shall not assert, and Borrower hereby waives and releases, any claim against any other such person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, the Loan Documents or any or any agreement or instrument contemplated thereby or referred to therein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith, and each such person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations in this Section 14.3.

15	Payments

15.1	Currency – The Borrower shall discharge each obligation in the currency in which it is due under this Note. If at any time the Lender receives any payment (including by set-off) referable to any of the liabilities of the Borrower under this Note from any source in a currency other than the currency in which it is due, then such payment shall take effect as a payment to the Lender of the amount in the due currency which the Lender is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

15.2	Funds – All payments made by Borrower to the Lender shall be made in immediately available cleared funds on its due date (and, if such date is not a Business Day, on the immediately preceding Business Day) to the credit of such account as the Lender may designate. Such payments shall be made in full without set-off or counterclaim and free and clear of any deduction or withholding for or on account of any Tax (save for such deductions or withholdings as are required by law) or any other matter. Notwithstanding the foregoing, at the Lender’s sole discretion, the Lender may elect to accept the assignment of the Serina Note to the Lender as payment for a portion of the Loan equal to the principal amount of the Serina Note so assigned in lieu of payment in immediately available cleared funds.

15.3	Tender of Serina CLN or Serina Capital Stock – Notwithstanding any other provision of this Note or the Security Agreement, at any time within ninety (90) days following the occurrence of any of the following events (and provided Borrower has given Lender at least ten (10) Business Days prior notice), Borrower may pay and satisfy in full the Outstanding Amount by tendering to Lender the Serina CLN and the shares of capital stock of Serina issued to Borrower upon conversion (in whole or in part) of the Serina CLN, if any, by delivering the original Serina CLN and all such shares of capital stock of Serina, if any, in each case duly endorsed for transfer to Lender:

a)	Borrower and Serina have not entered into a definitive merger agreement for a Qualified Merger (a “Qualified Merger Agreement”) by June 13, 2023;

b)	The Qualified Merger Agreement is terminated or either party gives notice to terminate the Qualified Merger Agreement; or

c)	A Qualified Merger is not consummated by March 13, 2024.

Other than as expressly set forth above in this Section 15.3, Lender is not obligated to accept any form of payment on the Outstanding Amount other than as provided for in Section 15.2.

16	Communications

16.1	Written – All communications under this Note must be in writing.

16.2	Addresses – Any communication may be sent by prepaid post, or email or delivered to the Lender or an Obligor at its address or email address shown below or as may otherwise by notified to the relevant party in writing. Communications to the Borrower may also be sent to a place of business for it last known to the Lender or delivered to one of its officers. Each party to this Note irrevocably consents to service of process in the manner provided for in this Section 16.2. Nothing in any Loan Document will affect the right of any party to this Note to serve process in any other manner permitted by law.

To the Lender:	Juvenescence Limited
First Floor, Viking House
St. Paul’s Square
Ramsey, Isle of Man IM8 1GB
Attention: Gregory Bailey
Email:

To the Borrower:	AgeX Therapeutics, Inc.
1101 Marina Village Parkway, Suite 201
Alameda, California 94501
Attention: Andrea Park, Chief Financial Officer
Email:

16.3	Delivery – A communication by either of the parties, if sent by post, will be deemed made on the day after posting by first class post, postage prepaid (but, if to another country, five (5) days after posting by airmail, postage prepaid). Any communication sent by email will be deemed effective on the date of transmission if sent on a Business Day not later than 5:00 p.m. local time at the location of the recipient, or the next Business Day if sent on a day other than a Business Day or later than 5:00 p.m. local time at the location of the recipient.

17	Assignation and Transfer

17.1	Transfer by Lender – The Lender may assign its rights and obligations under this Note, in whole or in part, to any other person upon simultaneous written notice to the Borrower; provided further that upon such assignment such other person shall be deemed to make the representations and warranties in Part A of Schedule 2 to the Borrower. After giving effect to such assignment, such person shall be deemed the “Lender” from such time for all purposes hereunder.

17.2	No transfer by Borrower – Borrower may not transfer any of its rights or obligations under this Note.

17.3	Register – Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each assignment delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the obligations owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Note. The Register shall be available inspection by an Obligor at any reasonable time and from time to time upon reasonable prior notice. This section shall be construed so that the obligations under this Note are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended, and any related regulations (and any relevant or successor provisions).

18	Miscellaneous

18.1	Costs and Expenses – The Borrower shall be responsible for its own costs in relation to the preparation and execution of this Note and shall pay the reasonable and proper costs of the Lender in preparing and finalizing this Note.

18.2	Delays – The rights and powers of the Lender under this Note will not be affected or impaired by any delay or omission by the Lender in exercising them or by any previous exercise of any such rights or powers.

18.3	Severability – Each of the provisions of this Note shall be severable and distinct from one another and if at any time anyone or more of these provisions (or any part of them) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

18.4	Illegality – If at any time it becomes unlawful for the Lender to allow the Commitment to remain in effect or to make, fund or allow the Outstanding Amount to remain outstanding then the Lender will promptly notify the Borrower and:

(a)	the Lender will not be required to make any additional Advances and the Commitment will be reduced to zero; and

(b)	if the Lender so requires by notice to the Borrower, the Borrower and/or the Borrower will repay the Outstanding Amount and pay to the Lender all other sums owed by the Borrower under this Note, all on such date as the Lender may reasonably specify.

18.5	Entire Agreement

This Note, together with the other Loan Documents, constitutes the entire agreement between the parties relating to the Loan and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

18.6	Termination

Upon (i) the payment in full to the Lender of the Outstanding Amount, (ii) the conversion of the whole of the Outstanding Amount by the issuance to the Lender of the Shares in accordance with Sections 7 or 8, and delivery to the Lender of one or more valid share certificates for such Shares (or in lieu of certificates, evidence of direct registration in the records of the transfer agent in the case of such Shares), or (iii) any combination thereof which shall satisfy the Outstanding Amount, this Note shall terminate and the Borrower shall be forever released from its obligations under this Note, except to the extent that any obligations of the Borrower under Sections 9 (Tax), 14 (Liability), and 18 (Miscellaneous) shall survive such termination and remain be valid and effective.

19	Counterparts

This Note may be executed in any number of counterparts, which shall together constitute one agreement. Any party may enter into this Note by signing any such counterpart. This Note and any Drawdown Notice or other notice or communication may be executed with signatures transmitted among the parties by pdf attached to an electronic mail, and no party shall deny the validity of a signature or this Note signed and transmitted by pdf attached to an electronic mail on the basis that a signed document is represented by a copy or facsimile and not an original.

20	Law and Jurisdiction

20.1	Law - This Note shall be construed in accordance with and governed by the law of the State of New York.

20.2	Jurisdiction – Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in any Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

20.3	Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to Section 20.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

20.4	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first above written

JUVENESCENCE LIMITED

/s/ Denham Eke
By:	Denham Eke
Title:	Director

AGEX THERAPEUTICS, INC.

/s/ Michael West
By:	Michael West
Title:	Chief Executive Officer